Exhibit 99.2

Press Contact:
Rosalind Jackson
Antenna Group (for Ecology Coatings)
415-977-1923
rosalind@antennagroup.com

          Ecology Coatings Hires New CEO, Industry Veteran Tom Krotine Clean Coatings Pioneer Gains Former Sr. VP at Sherwin-Williams

Akron, Ohio - November 7, 2006 - Ecology Coatings Inc., a leading developer of nano- engineered industrial coatings for cleaner, more efficient manufacturing, today announced that it has hired industry veteran F. Thomas Krotine as president and chief executive officer. With more than thirty-five years of industry experience at Fortune 500 companies and small businesses alike, Krotine will be applying his specific expertise in coatings commercialization, business process optimization and new business development to his new position at Ecology Coatings. Former CEO Richard Stromback will transition to a new leadership role as chairman of the growing coatings company.

"Having coatings industry veteran Tom Krotine join us at the helm marks a significant milestone in the next phase of growth for Ecology Coatings," said Richard Stromback. "His expansive knowledge and expertise in driving corporate success within the coatings market, a $16.4 billion industry in the US alone, is the ideal complement to Ecology Coatings' core competencies in technology innovation and dynamic product development."

"Delivering an impressive value proposition to a wide spectrum of manufacturing industries, Ecology Coatings has already gained exciting market traction with its non- polluting, quick-curing industrial coatings," said Krotine. "As CEO I look forward to building on that momentum by securing additional strategic partnerships and expanding commercialization efforts across the company's large
- and growing - array of application opportunities both within the US and in key international markets."

Krotine served most recently as chairman and lead investor of CV Materials, a supplier of porcelain enamel materials; a turn-around situation that resulted in a successful acquisition of the company by its primary competitor. Prior to his role at CV Materials, Krotine was the manager and principal investor of TK Holdings, which he formed to acquire equity holdings in small to medium-sized manufacturing companies. Before that, he served as vice president at Valspar Corporation where he managed the company's Canadian company and North American powder coating business. Krotine also spent 10 years as a senior vice president at Sherwin-Williams Company where he was responsible for technology management and corporate environmental and health compliance. Krotine holds a bachelor's degree, master's degree and Ph.D. in metallurgy and materials science from Case Western Reserve University in Cleveland, Ohio, where he has served on the Board of Trustees


Coatings are a frequent final step for many manufactured products. While conventional coating technologies are time and energy intensive and often contain polluting solvents, Ecology Coatings' award-winning products provide dramatic process efficiencies for



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manufacturers without compromising environmental and public health. The ultraviolet (UV) curable, 100 percent solids coatings drive 90 percent reductions in time, reduce energy expenditures by up to 80 percent and do not release any air pollutants to the ambient environment. Requiring only a few seconds of UV exposure to form a durable high-performance barrier, Ecology Coatings' products are currently in product test or scale-up for metals, plastics, electronics, composites, and paper.

About Ecology Coatings
Ecology Coatings is a world leader in the development of nano-engineered, ultra-violet curable coatings that drive efficiencies and clean processes in manufacturing. Leveraging a platform of integrated nano-material technologies, the company creates proprietary coatings with unique performance attributes. Ecology collaborates with industry leaders to develop revolutionary high-value, high-performance coatings for military, automotive, industrial, electronic and medical applications. Ecology Coatings is a privately held company based in Akron, Ohio. For more information visit www.ecologycoatings.com.